Exhibit (n)(1)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

of ArrowMark Financial Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated statement of assets and liabilities of ArrowMark Financial Corp. (the “Company”), including the consolidated schedule of investments, as of December 31, 2023, the related consolidated statement of operations for the year then ended, the consolidated statement of cash flows for the year then ended, the consolidated statements of changes in net assets for each of the two years in the period then ended, and the consolidated financial highlights for each of the five years in the period then ended, and the related notes (collectively referred to as the “consolidated financial statements”) and our report dated February 29, 2024, expressed an unqualified opinion on those financial statements. Our audits of the Company include the information as of December 31, 2023, 2022, 2021, 2020, and 2019 appearing under the caption “Senior Securities”. This information is the responsibility of the Company’s management. Information about the Company’s senior securities as of December 31, 2023, 2022, 2021, 2020, and 2019 appearing under the caption “Senior Securities” has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements from which it has been derived.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

February 29, 2024